Exhibit 12.1

Ratio of Earnings to Fixed Charges

	Six Months Ended June 30,	Year Ended December 31,
	2007	2006	2005	2004	2003	2002
	(Dollars in thousands)
Consolidated income before income taxes and minority interests	$52,616	$116,925	$70,894	$69,481	$39,308	$28,951
Interest credited to account balances and amortization of deferred sales inducements	302,639	429,062	311,479	309,034	248,075	183,503
Interest expense on General Agency Commission and Servicing Agreement (a)	—	—	—	—	—	3,596
Interest expense on notes payable (a)	8,139	20,382	16,324	2,358	2,713	1,901
Interest expense on subordinated debentures (a)	11,203	21,354	14,145	9,609	7,661	—
Interest expense on amounts due under repurchase agreements and other interest expense	7,078	32,931	11,280	3,148	1,278	1,777
Interest portion of rental expense	240	431	388	344	314	267
Consolidated earnings	$381,915	$621,085	$424,510	$393,974	$299,349	$219,995

Interest credited to account balances and amortization of deferred sales inducements	$302,639	$429,062	$311,479	$309,034	$248,075	$183,503
Interest expense on General Agency Commission and Servicing Agreement (a)	—	—	—	—	—	3,596
Interest expense on notes payable (a)	8,139	20,382	16,324	2,358	2,713	1,901
Interest expense on subordinated debentures (a)	11,203	21,354	14,145	9,609	7,661	—
Interest expense on amounts due under repurchase agreements and other interest expense	7,078	32,931	11,280	3,148	1,278	1,777
Interest portion of rental expense	240	431	388	344	314	267
Combined fixed charges	$329,299	$504,160	$353,616	$324,493	$260,041	$191,044

Ratio of consolidated earnings to fixed charges	1.2	1.2	1.2	1.2	1.2	1.2

Ratio of consolidated earnings to fixed charges, both excluding interest credited to account balances and amortization of deferred sales inducements	3.0	2.6	2.7	5.5	4.3	4.8

(a)

On December 31, 2003, retroactive to January 1, 2003, we adopted Financial Accounting Standards Board Interpretation No. 46 , Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51.  During the first quarter of 2005, retroactive to January 1, 2003, we adopted FASB Staff Position No. FIN 46(R)-5, Implicit Variable Interests under FIN 46.  See note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

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